Exhibit 23(d)(iv) under Form N-1A
                                            Exhibit 10 under Item 601/Reg. S-K

Investment Company name changed to BBH Trust - 11/9/01
Series name  changed to BBH  Tax-Free  Short-Intermediate  Fixed Income Fund -
11/9/01

                           THE 59 WALL STREET TRUST
                        INVESTMENT ADVISORY AGREEMENT

                THE 59 WALL STREET TAX FREE SHORT/INTERMEDIATE
                              FIXED INCOME FUND


      AGREEMENT, made this 9th day of June, 1992 as amended and restated November 1, 1993 and June 19, 1997 between THE 59 WALL STREET TRUST, a Massachusetts business trust (the "Trust"), on behalf of The 59 Wall Street Tax Free Short/Intermediate Fixed Income Fund (the "Fund"), and BROWN BROTHERS HARRIMAN & CO., a New York limited partnership (the "Adviser"),

      WHEREAS,  the  Trust  is  an  open-end  management   investment  company
registered under the Investment Company Act of 1940, as amended (the " 1940 Act"); and

      WHEREAS, the Trust desires to retain the Adviser to render investment advisory services to the Fund, and the Adviser is willing to render such services;

      NOW, THEREFORE, this Agreement

                                 WITNESSETH:

that in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

      1. The Trust hereby appoints the Adviser to act as investment adviser to the Fund for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

      2. Subject to the general supervision of the Trustees of the Trust, the Adviser shall manage the investment operations of the Fund and the composition of the Fund's portfolio of securities and investments, including cash, the purchase, retention and disposition thereof and agreements relating thereto, in accordance with the Fund's investment objective and policies as stated in the Prospectus (as defined in paragraph 3 of this Agreement) and subject to the following understandings:

            (a) the Adviser shall furnish a continuous investment program for the Fund's portfolio and determine from time to time what investments or securities will be purchased, retained, sold or lent by the Fund, and what portion of the assets will be invested or held uninvested as cash;

            (b) the Adviser shall use the same skill and care in the management of the Fund's portfolio as it uses in the administration of other accounts for which it has investment responsibility as agent;

            (c)  the   Adviser,   in  the   performance   of  its  duties  and
      obligations under this Agreement, shall act in conformity with the Trust's Declaration of Trust and By-Laws and the Prospectus of the Fund and with the instructions and directions of the Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations including, without limitation, the regulations and rulings of the New York State Banking Department;

            (d) the Adviser shall determine the securities to be purchased, sold or lent by the Fund and as agent for the Fund will effect portfolio transactions pursuant to its determinations either directly with the issuer or with any broker and/or dealer in such securities; in placing orders with brokers and or dealers the Adviser intends to seek best price and execution for purchases and sales.

      On occasions  when the Adviser  deems the purchase or sale of a security to be in the best interest of the Fund as well as other customers, the Adviser, may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be so sold or purchased in order to obtain the best execution and lower brokerage commissions, if any. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other customers.

            (e) the Adviser shall maintain books and records with respect to the Fund's securities transactions and shall render to the Trust's Trustees such periodic and special reports as the Trustees may reasonably request; and

            (f) the investment management services of the Adviser to the Fund under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services to others.

      3. The Trust has delivered copies of each of the following documents to the Adviser and will promptly notify and deliver to it all future amendments and supplements, it any:

            (a) Declaration of Trust of the Trust, filed with the Secretary of the Commonwealth of Massachusetts on June 8, 1983, and amendments thereto filed on October 27, 1983, August 22, 1984, July 20, 1989, October 24, 1989, February 14, 1991, December 20, 1991 and June 26, 1992 (such Declaration of Trust and amendments, as presently in effect and as further amended from time to time, are herein called the "Declaration of Trust");

            (b) By-Laws of the Trust (such By-Laws, as presently in effect and as amended from time to time, are herein called the "By-Laws");

            (c)   Certified   resolutions   of  the   Trustees  of  the  Trust
      authorizing the appointment of the Adviser and approving the form of this Agreement;

            (d) Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A (No. 33-48606) (the "Registration Statement") as filed with the Securities and Exchange Commission (the "Commission") on June 15, 1992 relating to the Trust and the Fund shares, and all amendments thereto;

            (e) Notification of Registration of the Trust under the 1940 Act on Form N-8A as filed with the Commission on June 24, 1983 and all amendments thereto; and

            (f) Prospectus of the Fund, dated November 1, 1993 1996 (such prospectus, as presently in effect and as amended or supplemented with respect to the Fund from time to time, is herein called the "Prospectus").

      4. The Adviser shall keep the Fund's books and records required to be maintained by it pursuant to paragraph 2(e). The Adviser agrees that all records which it maintains for the Fund are the property of the Fund and it will promptly surrender any of such records to the Fund upon the Fund's request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act any such records as are required to be maintained by the Adviser with respect to the Fund by Rule 31a-1 of the Commission under the 1940 Act.

      5. During the term of this Agreement the Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities and investments purchased for the Fund (including taxes and brokerage commissions, if any).

      6. For the services provided and the expenses borne pursuant to this Agreement, the Adviser will receive from the Fund as full compensation therefor a fee at an annual rate equal to 0.25% of the Fund's average daily net assets. This fee will be computed based on net assets at 4:00 P.M. New York time on each business day and will be paid to the Adviser monthly during the succeeding calendar month. In the event the expenses of the Fund for any fiscal year (including the fees payable to the Adviser and the Trust's administrator (the "Administrator"), but excluding interest, taxes, brokerage commissions and litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund's business) exceed the lowest applicable annual expense limitation established pursuant to the statutes or regulations of any jurisdiction in which Shares of the Fund are then qualified for offer and sale, the compensation due to the Adviser hereunder will be reduced by 50% (or 100% if the Trust does not have an Administrator) of the amount of such excess, or if such excess expenses exceed the amount of the fees payable to the Adviser and the Administrator, the Adviser shall reimburse the Fund for 50% (or 100% if the Trust does not have an Administrator) of the amount by which such expenses exceed such fees. Any reduction in the fee payable and any payment by the Adviser to the Fund shall be made monthly and subject to readjustment during the year.

      7. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from wilful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

      8. This Agreement shall continue in effect for two years from the date of its execution and thereafter, but only so long as its continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated with respect to the Fund by the Trust at any time, without the payment of any penalty, by vote of a majority of all the Trustees of the Trust or by "vote of a majority of the outstanding voting securities" of the Fund on 60 days written notice to the Adviser, or by the Adviser at any time, without the payment of any penalty, on 90 days written notice to the Trust. This Agreement will automatically and immediately terminate in the event of its "assignment".

      9. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trustees of the Trust from time to time, have no authority to act for or represent the Fund or the Trust in any way or otherwise be deemed an agent of the Fund or the Trust.

      10. This Agreement may be amended by mutual consent, but the consent of the Trust must be approved (a) by vote of a majority of those Trustees of the Trust who are not parties to this Agreement or "interested persons" of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by "vote of a majority of the outstanding voting securities" of the Fund.

      11. As used in this Agreement, the terms "assignment", "interested persons" and "vote of a majority of the outstanding voting securities" shall have the meanings assigned to them respectively in the 1940 Act.

      12. Notices of any kind to be given to the Adviser by the Trust shall be in writing and shall be duly given if mailed or delivered to the Adviser at 59 Wall Street, New York, New York 10005, Attention: Treasurer, or at such other address or to such other individual as shall be specified by the Adviser to the Trust. Notices of any kind to be given to the Trust by the Adviser shall be in writing and shall be duly given if mailed or delivered to the Trust at The 59 Wall Street Trust, 6 St. James Avenue, Boston, Massachusetts 02116, Attention: Secretary, or at such other address or to such other individual as shall be specified by the Trust to the Adviser.

      13. The Trustees have authorized the execution of this Agreement in their capacity as Trustees and not individually and the Adviser agrees that neither the shareholders nor the Trustees nor any officer, employee, representative or agent of the Trust shall be personally liable upon, nor shall resort be had to their private property for the satisfaction of, obligations given, executed or delivered on behalf of or by the Trust, that the shareholders, Trustees, officers, employees, representatives and agents of the Trust shall not be personally liable hereunder, and the Adviser shall look solely to the property of the Trust for the satisfaction of any claim hereunder.

      14. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

      15. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers or Partners designated below on the day and year first above written.


                                    THE 59 WALL STREET TRUST

ATTEST:                             By:  /s/ Joseph V. Shields, Jr.
/s/ Christine A. Drapeau            Joseph V. Shields, Jr., Chairman
Christine A. Drapeau
Assistant Secretary

                                    BROWN BROTHERS HARRIMAN & CO.

ATTEST:                             By:  /s/ John A. Nielsen
/s/ Christine A. Drapeau            John A. Nielsen, Partner
Christine A. Drapeau
Assistant Secretary